                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Rally's Hamburgers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [RALLY'S LOGO]




                            RALLY'S HAMBURGERS, INC.
                       600 CLEVELAND STREET, EIGHTH FLOOR
                            CLEARWATER, FLORIDA 34615


                                                                    May 15, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Rally's Hamburgers, Inc. The Meeting will be held on Thursday, June 11, 1998 at 9:00 a.m., Pacific Time, at Fess Parker's Doubletree Resort, located at 633 East Cabrillo Boulevard, Santa Barbara, California.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting. We will also report on the progress of the Company and comment on matters of current interest.

         It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         Your Board of Directors and management look forward to greeting you personally at the Meeting.



                                    Sincerely,



                                    James T. Holder
                                       Secretary

                            RALLY'S HAMBURGERS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 11, 1998


         Notice is hereby given that the Annual Meeting of Stockholders of Rally's Hamburgers, Inc., a Delaware corporation, will be held at Fess Parker's Doubletree Resort, located at 633 East Cabrillo Boulevard, Santa Barbara, California, on Thursday, June 11, 1998, at 9:00 a.m., Pacific Time, for the following purposes:

                  1. To elect a Board of Directors comprised of nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

                  2. To approve the conversion of the Company's Series A Preferred Stock into Common Stock;

                  3. To ratify and approve an amendment to the Company's 1990 Stock Option Plan;

                  4. To ratify and approve the grant of options to the Non-Employee Directors;

                  5. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal 1998; and

                  6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 1997 Annual Report of the Company is also enclosed. Stockholders of record at the close of business on May 11, 1998 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at 3938 State Street, #200, Santa Barbara, California 93105 for a period of ten days prior to the Meeting date.

         All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

                                    By order of the Board of Directors,



                                    JAMES T. HOLDER
                                    Secretary
Clearwater, Florida
May 15, 1998

                            RALLY'S HAMBURGERS, INC.
                       600 CLEVELAND STREET, EIGHTH FLOOR
                            CLEARWATER, FLORIDA 34615

                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors and management of Rally's Hamburgers, Inc. (the "Company" or "Rally's") in connection with the solicitation of proxies to be voted at the Company's 1998 Annual Meeting of Stockholders, which will be held at 9:00 a.m., Pacific Time, on Thursday, June 11, 1998, at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California (the "Meeting").

         Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.


         The close of business on May 11, 1998 has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting ("Stockholders"). As of May 11, 1998, 24,879,414 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), were issued and outstanding. Each Stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on May 11, 1998 on all matters that come before the Meeting.


         The affirmative vote of a plurality of the votes cast at the Meeting will be required for the election of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more Directors will not be treated as voted with respect to the Directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item to be acted upon at the Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against such other matters.

         In accordance with the rules of the NASDAQ National Market, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Stock) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company, without additional compensation. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy has been first mailed to Stockholders is May 15, 1998.

                              ELECTION OF DIRECTORS

         There are currently nine seats on the Board of Directors of the Company, with no vacancies. The Board of Directors unanimously recommends that you vote "FOR" the election as Directors of the nominees set forth below, to hold office until the Company's next annual meeting of stockholders and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. The nominees for election as Directors at the Meeting are as follows: Terry N. Christensen; Willie D. Davis; William P. Foley, II; James J. Gillespie; David Gotterer; Ronald B. Maggard; Andrew F. Puzder; Burt Sugarman; and C. Thomas Thompson. See "Management - Directors and Executive Officers" and " - Security Ownership of Management and Others" for further information about such nominees.

         Directors are elected by a plurality of the votes cast. Stockholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of James J. Gillespie, Joseph N. Stein and James T. Holder, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of the Directors and executive officers of the Company and the positions they hold. Executive officers serve at the pleasure of the Board of Directors.

NAME                                AGE                      POSITION
----                                ---                      --------
William P. Foley, II                53       Chairman of the Board of Directors

James J. Gillespie                  47       President, Chief Executive Officer and Director

Harvey Fattig                       57       Executive Vice President and Chief Operating Officer

Joseph N. Stein                     37       Executive Vice President and Chief Financial Officer

James T. Holder                     39       Vice President, Assistant General Counsel and
                                             Secretary

Terry N. Christensen                57       Director

Willie D. Davis                     63       Director

David Gotterer                      69       Director

Ronald B. Maggard                   48       Director

Andrew F. Puzder                    47       Director

Burt Sugarman                       58       Director

C. Thomas Thompson                  48       Director



         William P. Foley, II has served as a Director of the Company since 1996 and as Chairman of the Board since October 1997. Mr. Foley has been the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc., which through its subsidiaries is a title insurance underwriting company ("Fidelity"), since its formation in 1984. Mr. Foley was also President of Fidelity from 1984 until December 31, 1994. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April 1981. Mr. Foley is also currently serving as Chairman of the Board of Directors and Chief Executive Officer of CKE Restaurants, Inc., owner, operator and franchisor of quick-service restaurants, primarily under the Carl's Jr. and Hardee's brand names ("CKE"), and as Chairman of the Board of Checkers Drive-In Restaurants, Inc. ("Checkers"), developer, owner, operator and franchisor of quick-service "double drive-thru" restaurants under the name "Checkers," and is a director of Micro General Corporation, DataWorks Corporation and Fresh Foods, Inc.


         James J. Gillespie has served as President and Chief Executive Officer of the Company, and as Chief Executive Officer of Checkers, since November 1997 and as a Director of the Company and Checkers since December 1997. Mr. Gillespie served as President of the Applebee's Division of Apple South, Inc., franchisee of 254 Applebee restaurants from January to October 1997. Prior thereto, Mr. Gillespie served since 1976 in various capacities with Long John Silver's Inc., operator and franchisor of Long John Silver's restaurants, including as Senior Vice President-Franchise Operations and, prior to that position, as Divisional Vice President, Southwest Division. The Company and Checkers share the costs related to the employment of Mr. Gillespie and other shared executive officers. See "Management-Compensation of Executive Officers" and "Compensation Committee Interlocks and Insider Participation."

         Harvey Fattig has served as Chief Operating Officer of the Company since March 1998. From March 1990 through February 1998, Mr. Fattig served as Regional Vice President of Long John Silver's Inc.


         Joseph N. Stein has served as Executive Vice President and Chief Financial Officer of the Company since December 1997 and as Executive Vice President and Chief Administrative Officer of Checkers since January 1997. He served as Chief Financial Officer of Checkers from January 1997 to February, 1998. From May 1995 through December 1996, Mr. Stein was Senior Vice President and Chief Financial Officer for Carl Karcher Enterprises, Inc., and for more than five years prior to his employment with Carl Karcher Enterprises, Inc., he was Senior Vice President, Director, National Agency Operation at Fidelity National Title Company.


         James T. Holder has served as Vice President, Assistant General Counsel and Secretary of the Company since December 1997 and as a Senior Vice President and General Counsel of Checkers since January 1997, as Chief Financial Officer of Checkers from May to December 1996, and as Secretary since October 1995. Mr. Holder served as Vice President and General Counsel of Checkers from September 1995 to June 1996, as senior legal counsel for Checkers from December 1994 through April 1995 and corporate counsel from November 1993 through November 1994. Mr. Holder was engaged in the private practice of law from January 1991 to November 1993, in Tampa, Florida.

         Terry N. Christensen has served as a Director of the Company since 1996. Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP since May 1988. Mr. Christensen is a director of GIANT GROUP, LTD. ("GIANT"), MGM Grand, Inc. and Checkers.

         Willie D. Davis has served as a Director of the Company since 1994. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently serves on the Board of Directors of Sara Lee Corporation, K-Mart Corporation, Dow Chemical Company, MGM Grand, Inc., Alliance Bank, WICOR Incorporated, Johnson Controls Incorporated and L.A. Gear, Inc.

         David Gotterer has served as a Director of the Company since 1989. Mr. Gotterer has been a partner in the accounting firm of Mason & Company, LLP, New York, New York, for more than the past five years. Mr. Gotterer is a director and Vice Chairman of GIANT.

         Ronald B. Maggard has served as a Director of the Company since 1997. For more than the past five years, Mr. Maggard has been President of Maggard Enterprises, Newport Beach, which owns 25 franchised Long John Silver restaurants and two franchised Fazoli's restaurants.

         Andrew F. Puzder has served as a Director of the Company since 1997. He has served as Executive Vice President and General Counsel of CKE since February 1997 and as an Executive Vice President and General Counsel of Fidelity since January 1995. From March 1994 through December 1994, Mr. Puzder was a partner at the law firm of Stradling, Yocca, Carlson & Rauth. From September 1991 through March 1994, he was a partner at Lewis, D'Amato, Brisbois and Bisgaard, a law firm.

         Burt Sugarman has served as a Director of the Company since 1997. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of GIANT for more than the past five years and served as the Chief Executive Officer of Rally's from 1990 and as the Chairman of the Board of Directors of Rally's from 1991, resigning from these offices in February 1994. Mr. Sugarman resumed the position of Chairman of the Board of Directors of Rally's in November 1994 and resigned such office in October 1997. Mr. Sugarman is a Director of GIANT and Rally's.

         C. Thomas Thompson has served as a Director of the Company since 1996. He served as Chief Executive Officer of Checkers from December 1996 to November 1997, and he has served as Vice Chairman of the Board of Checkers since December 1996. Mr. Thompson has been President and Chief Operating Officer of Carl Karcher Enterprises, Inc., a wholly owned subsidiary of CKE, since October 1994 and President of CKE since December 1984. Since 1984, Mr. Thompson has been a partner in a partnership which owns and operates 15 restaurants under the Carl's Jr. franchise system. Mr. Thompson is a director of Checkers.

         No family relationships exist between any of the Directors of the Company, the persons listed as nominees for election as Directors at the Meeting and the executive officers of the Company. There are no arrangements or understandings between any Director or nominee and any other person concerning service or nomination as a Director.

         The Board of Directors held six meetings during 1997. In 1997, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of each committee of which he was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has Executive, Audit, Compensation and Option Committees; it does not have a Nominating Committee. The entire Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company.

         Until October 1997, the Executive Committee consisted of William P. Foley, II, Burt Sugarman (Chair), C. Thomas Thompson and Donald Doyle, formerly Chief Executive Officer and a Director of the Company. Since November 1997, the Executive Committee has consisted of Messrs. Foley, Gillespie, Sugarman (Chair) and Thompson. During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board.

         The Audit Committee consists of Willie D. Davis and C. Thomas Thompson (Chair) and held one meeting in 1997. The Audit Committee is responsible for exercising supervisory control over the internal auditing and accounting procedures, practices and personnel of the Company and for making recommendations to the Board concerning the appointment of the Company's independent auditors.

         The Compensation Committee consists of William P. Foley, II (Chair), David Gotterer and Ronald B. Maggard and held one meeting in 1997. Its principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers, and it also recommends to the Board of Directors the award of bonuses to executive officers. The Compensation Committee also performs other duties prescribed by the Board of Directors with respect to employee benefit programs.

         The Option Committee consists of Terry Christensen (Chair) and Andrew
F. Puzder and met one time in 1997. Its principal function is to make recommendations to the Board of Directors with respect to options to be granted pursuant to the Company's stock option plans.


COMPENSATION OF DIRECTORS

         Directors who are not employees are compensated on the basis of $10,000 per annum, paid quarterly, plus $500 for each Board meeting attended. Non-employee Directors also receive $500 for each committee meeting attended on a date other than a date on which a Board meeting is held and participate in the 1994 Stock Option Plan For Non-Employee Directors. Such Plan provides for the automatic grant to each non-employee Director upon election to the Board of Directors of a non-qualified, ten-year option to acquire 15,000 shares of the Company's Common Stock, with the subsequent automatic grant on May 11 of each year, or the anniversary of such person's election as a Director if elected after May 11, 1996, during the time such person is serving as a non-employee Director of a non-qualified, ten-year option to acquire an additional 15,000 shares of Common Stock. In addition, each non-employee Director who is elected a member of the Executive Committee is granted an additional option for 7,500 shares of Common Stock, and the Chairman of the Executive Committee is granted a third option for 20,000 shares of Common Stock upon election as Chairman. During the period each Non-Employee Director serves on the Executive Committee, such Non-Employee Director receives subsequent automatic grants of an option to purchase 7,500 shares of Common Stock (plus an additional 20,000 shares in the case of the Chairman of the Executive Committee) on May 11 of each year or the anniversary of such person's election to the Executive Committee if elected after May 11, 1996. All such options have an exercise price equal to the closing sale price of the Common Stock on the date of grant. Such options are immediately exercisable. Directors who are employees of the Company receive no extra compensation for their services as Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all such Section 16(a) filing requirements were complied with by such persons in 1996, except as follows:

         Messrs. Maggard and Puzder each filed their Form 3 late. Messrs. Christensen, Davis, Gotterer and Sugarman each filed one Form 5 late, each of which related to one option grant.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth, as of April 23, 1998, information as to: (a) the beneficial ownership of the Company's Common Stock and Series A Preferred Stock by (i) each person serving the Company as a Director on such date and each nominee for Director, (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act (the "Named Executive Officers") and (iii) all of the Directors and executive officers of the Company as a group; and (b) the beneficial ownership of the Company's Common Stock by each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock.



                                                      COMMON STOCK                 SERIES A PREFERRED STOCK
                                                      ------------                 ------------------------
                                              NUMBER OF          PERCENT OF     NUMBER OF            PERCENT OF
NAME                                          SHARES(1)           CLASS(2)      SHARES(1)             CLASS(3)
-----                                         ---------          ----------     ---------            ----------
William P. Foley, II                          544,553(4)             2.2%          1,018                  2.2%

James J. Gillespie                                 --                                 --                   --

Terry N. Christensen                          395,392(5)             1.6%            124                   *

Willie D. Davis                               460,000(6)             1.8%             --                   --

David Gotterer                                518,068(7)             2.1%            255                   *

Ronald B. Maggard                             245,000(8)             1.0%             --                   --

Andrew Puzder                                 229,725(9)              *               --                   --

Burt Sugarman                                 875,671(10)            3.4%            255                   *

C. Thomas Thompson                            454,925(11)            1.8%            102                   *

Gary Beisler(12)                               95,507(13)             *               --                   --

Donald Doyle(12)                              203,530(14)             *               --                   --

Evan G. Hughes(12)                             35,994                 *               --                   --

All current Directors and                   3,524,563(15)           12.5%
executive officers as a
group (12 persons)

CKE Restaurants, Inc.                       8,076,095(16)           30.9%         28,619                 62.7%
1700 N. Harbor Blvd.
Anaheim, CA  92801

Fidelity National Financial, Inc.           3,128,461(16)           12.2%          3,771                  8.3%
3938 State Street, #200
Santa Barbara, CA 93105

GIANT GROUP, LTD.                           3,180,718               12.9%            449                   *
9000 Sunset Blvd., 16th Floor
Los Angeles, CA 90069


-------------

*    Less than 1%.

(1) Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their respective shares. Excludes shares of Common Stock which will be received upon conversion of the Company's Series A Participating Preferred Stock, $.10 par value per share (the "Series A Preferred Stock"), if Proposal 2 is approved at the Meeting. See "Compensation Committee Interlocks and Insider Participation" and "Approval of the Conversion of the Series A Preferred Stock."


(2) Based on 24,636,363 shares of Common Stock outstanding as of April 23, 1998. Shares of Common Stock subject to options or warrants exercisable within 60 days ("Exercisable Securities") are deemed outstanding for computing the percentage of class of the persons holding such options or warrants but are not deemed outstanding for computing the percentage of class for any other person.


(3) Based on 45,667 shares of Series A Preferred Stock outstanding as of April 13, 1998.

(4)      Includes 445,000 shares of Common Stock underlying Exercisable
         Securities.

(5)      Includes 380,615 shares of Common Stock underlying Exercisable
         Securities.

(6)      Represents Common Stock underlying Exercisable Securities.

(7) Includes 486,615 shares of Common Stock underlying Exercisable Securities, but excludes 22,500 shares underlying options held by Mr. Gotterer, as to which shares he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options.

(8)      Includes 215,000 shares of Common Stock underlying Exercisable
         Securities.

(9)      Includes 219,000 shares of Common Stock underlying Exercisable
         Securities.

(10) Includes 850,833 shares of Common Stock underlying Exercisable Securities. Excludes 3,180,718 shares owned by GIANT of which Mr. Sugarman may be deemed to be a controlling person. Mr. Sugarman disclaims beneficial ownership of the shares owned by GIANT. Also excludes shares held by AJ Sugarman and Mary Hart Sugarman, Mr. Sugarman's minor child and spouse, respectively, as to which Mr. Sugarman disclaims beneficial ownership. Mr. Sugarman is the Chairman of the Board, President & Chief Executive Officer of GIANT and beneficially owns approximately 55.2% of the outstanding common stock of GIANT.

(11)     Includes 267,500 shares of Common Stock underlying Exercisable
         Securities.

(12) Messrs. Beisler and Hughes ceased being executive officers of the Company in March 1998 and September 1997, respectively. Mr. Doyle resigned all positions with the Company on October 8, 1997.

(13)     Includes 93,231 shares of Common Stock underlying Exercisable
         Securities.

(14)     Includes 135,790 shares of Common Stock underlying Exercisable
         Securities.

(15)     Includes 3,524,563 shares Common Stock underlying Exercisable
         Securities.

(16) Includes 6,550,607 shares of Common Stock held directly and 1,525,488 shares of Common Stock underlying Exercisable Securities.

(17) Includes 2,031,774 shares of Common Stock held directly and 1,096,687 shares of Common Stock underlying Exercisable Securities.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table is a summary of the compensation paid or accrued by the Company for the last three fiscal years for services in all capacities to each of the persons who qualified as a Named Executive Officer during the year ended December 30, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                               SECURITIES
                                                                OTHER ANNUAL   UNDERLYING
NAME AND                                  SALARY       BONUS    COMPENSATION     OPTIONS          ALL OTHER
PRINCIPAL POSITION                          ($)         ($)        ($)(1)          (#)           COMPENSATION
------------------                          ---         ---        ---             ---           ------------
James J. Gillespie(2)        1997        $ 22,533     $25,000     $ 3,818(3)     300,000           $    --
  Chief Executive Officer

Donald E. Doyle(4)           1997        $265,668     $45,887     $ 6,000(5)          --           $    --
  President and Chief        1996         227,116          --      18,000(5)     350,000                --
  Executive Officer

Gary J. Beisler(6)           1997        $168,077     $40,581     $ 5,700(7)      20,000                --
  Sr. Vice President         1996         161,154       5,400       5,700(7)      54,500                --
  Operations                 1995         135,687      19,577          --         10,000                --

Evan G. Hughes(8)            1997        $110,762     $21,777     $    --         20,000           $    --
  Senior Vice President      1996         138,462          --          --         15,000                --
  Chief Administrative       1995          97,500      15,540       1,462         45,000                --
  Officer and Secretary

------------

(1) Certain perquisites were provided to certain of the Named Executive Officers, but in no event did the value of the perquisites provided in any year exceed 10% of the amount of the executive's salary for that year.

(2) Mr. Gillespie was appointed President and Chief Executive Officer in November 1997.

(3)      Includes relocation expenses ($3,708) and life insurance premiums
         ($110).

(4) Mr. Doyle joined the Company as President and Chief Executive Officer in March 1996. He resigned from all positions he held with the Company in October 1997.

(5)      Consists of relocation expenses.

(6)      Mr. Beisler resigned all positions he held in the Company in March
         1998.

(7)      Consists of automobile allowance.

(8)      Mr. Hughes resigned all positions he held in the Company in December
         1997.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding options granted to the Named Executive Officers during fiscal 1997 pursuant to the Company's 1990 Stock Option Plan.

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION FOR OPTION
                           INDIVIDUAL GRANTS(1)                                         TERM(2)

                      NUMBER OF          PERCENTAGE OF
                      SECURITIES         TOTAL OPTIONS
                      UNDERLYING         GRANTED TO        EXERCISE
                      OPTIONS            EMPLOYEES IN        PRICE     EXPIRATION
NAME                  GRANTED            FISCAL 1997       ($/SHARE)      DATE             5% ($)           10% ($)
----                  -------            -----------       ---------      ----             ------           -------
James J.Gillespie     300,000               42.86%           $4.00      11/10/07          $754,674        $1,912,491
Donald E. Doyle           -0-                  --               --            --                --                --
Gary J. Beisler        20,000                2.86%            2.75        3/4/07            34,589            87,656
Evan G. Hughes         20,000                2.86%            2.75        3/4/07            34,589            87,656

-----------------------
(1)      All options were granted pursuant to the 1990 Stock Option Plan.


(2) The 5% and 10% assumed annual rates of stock price appreciation are provided in compliance with Regulation S-K under the Exchange Act. The Company does not necessarily believe that these appreciation calculations are indicative of actual future stock option values or that the price of the Common Stock will appreciate at such rates.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         Set forth below is information with respect to options exercised by the Named Executive Officers during fiscal 1997, and the number and value of unexercised stock options held by the Named Executive Officers at the end of the fiscal year.




                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN-THE
                                                           UNDERLYING UNEXERCISED                 MONEY OPTIONS
                         SHARES ACQUIRED    VALUE                OPTIONS HELD                       AT FISCAL
                               ON          REALIZED          AT FISCAL YEAR END                     YEAR END(1)
NAME                        EXERCISE(#)      ($)         EXERCISABLE    UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                        --------         ---         -----------    -------------     -----------
James J. Gillespie               --             --             N/A          300,000              --                 --

Gary J. Beisler                  --            N/A          93,231               --        $ 39,490                 --

Donald E. Doyle                  --            N/A         176,192               --        $220,240                 --

Evan G. Hughes               34,998        $43,014              --               --              --                 --


-------------------------
(1) Based on the difference between the option price and closing price of the Company's Common Stock on the NASDAQ National Market on December 28, 1997 ($3.00).

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Effective November 10, 1997, the Company, Checkers and James J. Gillespie entered into an employment agreement, pursuant to which Mr. Gillespie serves as the President and Chief Executive Officer and a Director of the Company and Checkers. The term of employment is for two years, subject to automatic renewal by the Company and Checkers for one-year periods thereafter, at an annual base salary of $282,500. Mr. Gillespie is also entitled to participate in the incentive bonus plans of the Company and Checkers. Upon execution of the employment agreement, Mr. Gillespie was granted an option to purchase 300,000 shares of Common Stock and became entitled to receive a signing bonus of $50,000. The option vests in three equal annual installments commencing on November 10, 1998; provided, that if the term of the agreement is not extended to November 10, 2000, the option shall become fully vested on November 10, 1999. Mr. Gillespie is entitled to choose to participate in either the Company's or Checkers' employee benefit plans and programs and is entitled to reimbursement of his reasonable moving expenses and a relocation fee of $5,000. The agreement may be terminated at any time for cause. If Mr. Gillespie is terminated without cause, he will be entitled to receive his base annual salary, and any earned unpaid bonus, through the unexpired term of the agreement, payable in a lump sum or as directed by Mr. Gillespie. Cause is defined as (i) a material default or breach under the agreement, (ii) the willful and habitual failure to perform duties under the agreement or corporate policies, or (iii) misconduct, dishonesty, insubordination or other act that has a direct, substantial and adverse effect on the reputation of the Company or Checkers or their relationships with their customers or employees. Mr. Gillespie has agreed to keep confidential all nonpublic information about the Company and Checkers during the term of his employment and for a two-year period thereafter. In addition, Mr. Gillespie has agreed that he will not, during his employment, engage in any business which is competitive with either the Company or Checkers. The Company and Checkers intend to share the costs associated with this agreement. See "Compensation Committee Interlocks and Insider Participation."


         In February 1998, the Company, Checkers and Harvey Fattig entered into a letter agreement pursuant to which Mr. Fattig is employed. Pursuant to the agreement, Mr. Fattig serves as Executive Vice President and Chief Operating Officer of the Company and Checkers and is paid by Checkers at an annual rate of $175,000. Mr. Fattig is entitled to be considered for an annual bonus and received options to purchase 108,000 shares of Checkers' Common Stock and 42,000 shares of the Company's Common Stock. The options vest in equal installments over a three-year period. Mr. Fattig is entitled to reimbursement of his relocation expenses and to six months' severance pay if terminated without cause prior to the third anniversary of his employment.


         In March 1996, the Company and Donald E. Doyle entered into an agreement pursuant to which Mr. Doyle was employed as President and Chief Executive Officer of the Company commencing March 18, 1998 at an annual base salary of $295,000. The agreement was scheduled to expire in March 1998, subject to renewal at the discretion of the Board of Directors. Mr. Doyle was granted an option to purchase 350,000 shares of Common Stock at $1.75 per share. Mr. Doyle agreed not to compete with the Company in the double drive-thru hamburger business for a period of two years after the termination of his employment with the Company. In addition, Mr. Doyle agreed that, during the term of his employment and for a three-year period thereafter, he would not disclose any material confidential information relating to certain of the operations of the Company, the disclosure of which would be materially damaging to the Company. In February 1997, the Company and Mr. Doyle entered into a supplemental agreement pursuant to which this employment agreement was modified to provide that his employment was on an "at will" basis. In addition, the supplemental agreement provided for the acceleration of the vesting of 57,142 nonqualified options granted to Mr. Doyle upon occurrences of certain changes in Mr. Doyle's employment status. In October, 1997, Mr. Doyle tendered his resignation as an officer and director of the Company, and the above-described options vested pursuant to the supplemental agreement.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

         The Compensation Committee of the Board of Directors has been comprised of Terry N. Christensen (Chair), William P. Foley, II and David Gotterer since May 1996, each of whom is a non-employee Director. During 1997, the Compensation Committee was responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's 1990 Stock Option Plan. Set forth below is a report submitted by the Compensation Committee describing its compensation policies and its decisions relating to compensation of executive officers in 1997.

         The Compensation Committee's policies concerning the compensation of the Company's executive officers are summarized as follows:

         - Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

         - Executive officers should receive incentive compensation which relates to the Company's performance and the executives' contribution to such performance; and

         - The Company's compensation programs should give the executives a financial interest in the Company similar to the interests of the Company's stockholders.

         The Compensation Committee believes that the performance of the Company, including profitability, return on equity and cash flow, as well as the Company's performance in relation to the performance of other companies engaged in the quick-service restaurant industry is important in determining the compensation to be awarded to the Company's executive officers.

         The Company's executive officers are compensated through a combination of salary, annual bonuses (where appropriate) and grants of stock options under the Company's stock option plan. The annual salaries of the Company's executive officers are reviewed from time to time by the Compensation Committee. The Compensation Committee recommends to the Board of Directors that adjustments be made where necessary in order for the annual salaries of the Company's executives to be competitive with the salaries paid by other companies in the industry.

         Annual bonuses, where appropriate, may be awarded by the Board of Directors based upon recommendations of the Compensation Committee. During 1997, Mr. Gillespie received a signing bonus of $50,000 from Checkers, of which the Company reimbursed Checkers $25,000, and Mr. Beisler received a bonus of $40,561.

         The Compensation Committee periodically grants stock options under the 1990 Stock Option Plan in order to provide executive officers and other employees with an interest in the Company. The Compensation Committee believes that stock options are a valuable tool in encouraging executive officers to align their interests with the interests of the stockholders and to manage the Company for the long term. In 1997, the Compensation Committee approved the following grant of options: Mr. Gillespie, 300,000 shares; Mr. Beisler, 20,000 shares; and Mr. Hughes, 20,000 shares.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         James J. Gillespie has served as the Chief Executive Officer of the Company and Checkers since November 1997. In reviewing the terms of Mr. Gillespie's employment agreement and determining the compensation to be paid to him in 1997, the Compensation Committee applied the policies described above. Pursuant to his employment agreement, Mr. Gillespie is paid by Checkers at the annual rate of $ 282,500 and received a signing bonus of $ 50,000. The Company reimbursed Checkers for its share of Mr. Gillespie's compensation. Pursuant to his employment, Mr. Gillespie was granted an option to purchase 300,000 shares of Common Stock, which option vests in three annual installments subject to acceleration in certain circumstances. See "Management-Employment and Severance Agreements."

         Effective October 8, 1997, Donald E. Doyle resigned his position as President and Chief Executive Officer and as a Director of the Company. Payments that Mr. Doyle received in connection with his resignation are described under the Summary Compensation Table. The Committee's actions with respect to Mr. Doyle's resignation reflect the Committee's reasonable judgment of Mr. Doyle's service and position with the Company.

                                    William P. Foley, II (Chairman)
                                    David Gotterer
                                    Ronald B. Maggard


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above. The Committee has been comprised of Messrs. Christensen, Foley and Gotterer since May 1996. Mr. Christensen is a partner in a law firm which provided legal services to the Company during 1997 and which will provide legal services to the Company in the future. Mr. Foley is Chairman of the Board and Chief Executive Officer of Fidelity and CKE, which, as of May 3, 1998, beneficially owned approximately 30.9% and 12.2%, respectively, of the outstanding shares of Common Stock. Mr. Gotterer serves as a director and Vice Chairman of the Board, and serves on the Compensation Committee of the Board of Directors, of GIANT, which beneficially owns approximately 12.9% of the outstanding shares of Common Stock.

         On December 18, 1997, the Company acquired approximately 19.1 million shares of Checkers' common stock, $.001 par value per share ("Checkers Common Stock"), pursuant to that certain Exchange Agreement, dated as of December 8, 1997 (the "Exchange Agreement"), between the Company, CKE, Fidelity, GIANT and the other parties named therein, including certain directors of the Company and members of their immediate families. Pursuant to the Exchange Agreement, the Company issued an aggregate of 3,909,336 shares of Common Stock and 45,667 shares of Series A Preferred Stock. The Series A Preferred Stock will be converted into an aggregate of 4,566,700 shares of Common Stock upon approval of Proposal No. 2 by the Company's stockholders. The exchange ratio used to determine the number of shares of Common Stock to be issued pursuant to the Exchange Agreement (including upon conversion of the Series A Preferred Stock) was based upon the average closing price of the Common Stock and Checkers Common Stock for the five trading days preceding the public announcement of the proposed exchange on September 22, 1997. The following table sets forth the names, number of shares of Checkers Common Stock surrendered and the number of shares of Common Stock and Series A Preferred Stock received pursuant to the Exchange Agreement by each person who is: (i) a Director (or nominee for Director); (ii) an executive officer; (iii) a beneficial owner of more than five percent of the Common Stock; or (iv) any member of the immediate family of any of the foregoing.



                                                                     RALLY'S SECURITIES RECEIVED

                           NUMBER OF SHARES OF CHECKERS           COMMON                    SERIES A
NAME                          COMMON STOCK EXCHANGED              STOCK                 PREFERRED STOCK
----                          ----------------------              -----                 ---------------
CKE(1)                              12,754,885                  2,798,080                     28,619
Fidelity(1)                          1,680,616                    368,673                      3,771
GIANT(1)                               200,045                     43,869                        449
David Gotterer(2)                      113,438                     24,838                        255
Burt Sugarman(2)                       113,438                     24,838                        255
Mary Hart Sugarman(3)                  272,230                     59,702                        611
AJ Sugarman(3)                          27,168                      5,955                         61
Terry Christensen(2)                    55,353                     12,162                        124
Al Sugarman(3)                          45,353                      9,925                        102
William P. Foley II(2)                 453,754                     99,553                      1,018
Andrew Puzder(2)                        45,353                      9,925                        102
C. Thomas Thompson(2)                   45,353                      9,925                        102

---------------
(1)      Five percent stockholder.
(2)      Director.
(3)      Family member of Mr. Sugarman.

         Effective November 30, 1997, the Company and Checkers entered into a management services agreement (the "Management Services Agreement") pursuant to which Checkers is providing key services to the Company, including executive management, financial planning and accounting, franchise, purchasing and human resources. In addition, the Company and Checkers share certain of their executive officers, including the Chief Executive Officer and the Chief Operating Officer. Management believes that the Company's acquisition of the Checkers Common Stock, entering into the Management Services Agreement and sharing certain executive officers will enable the Company and Checkers to take advantage of cost savings opportunities by facilitating the combination of administrative and operational functions. Management believes that the net cost of the services provided by Checkers are generally below the cost of such services if provided by the Company or a third party. The total cost of these services in 1997 was $95,000.

         On July 1, 1996, the Company entered into a ten-year Operating Agreement with Carl Karcher Enterprises, Inc., a subsidiary of CKE ("CKEI"), pursuant to which 28 Rally's owned restaurants located in California and Arizona are being operated by CKEI. Such agreement is cancelable after an initial five-year term, at the discretion of CKE. To date, two of these restaurants have been converted to the Carl's Jr. format. Under the terms of the Operating Agreement, CKEI is responsible for conversion costs associated with transforming the restaurants to the Carl's Jr. format, as well as the operating expenses of all the restaurants. The Company retains ownership of all 28 restaurants and is entitled to receive a percentage of gross revenues generated by each restaurant. The Company's revenues have been, and will continue to be, reduced by the absence of the restaurants' sales, somewhat offset by the fee paid to the Company by CKEI. The Company anticipates that the Operating Agreement will continue to positively impact both net income and cash flow. While the overall impact of the Operating Agreement is not expected to be material to the Company's financial statements, management believes that it will allow management to concentrate its efforts in more fully developed Rally's markets and to take advantage of any improvements in restaurant operations attained by CKEI. In the event of a sale of any of the 28 restaurants, the Company and CKEI would share in the proceeds based upon the relative value of their respective capital investments in such restaurant.

         In October 1996, the Company entered into a Consulting Agreement with CKE pursuant to which CKE is to assist and advise the Company in connection with its operations. The Consulting Agreement, which was initially scheduled to expire in February 1997, was extended to March 31, 1998. The Consulting Agreement provides for payments of $3,000 per month plus ordinary expenses. In 1997, the Company paid $45,000 to CKE pursuant to this agreement.

         The Company entered into a marketing sharing agreement with CKE for a one-year term commencing December 1, 1996. The agreement provided for the use by the Company of advertising created for CKE's Carl's Jr. restaurant chain. The agreement, which has been terminated, provided for payments to CKE of 30% of its production costs per commercial. The Company paid CKE $267,047 pursuant to this agreement.


              COMPARISON OF FIVE-YEAR CUMULATIVE STOCKHOLDER RETURN



         The following graph compares the cumulative return experienced by holders of the Common Stock to the returns of the NASDAQ Stock Market (U.S. Companies) and to the peer group indices during the period from December 31, 1992 through the end of the Company's 1997 fiscal year. The peer group consists of the following publicly held restaurant companies: CKE Restaurants, Inc.(Carl Karcher Enterprises); Checkers Drive-In Restaurants, Inc.; Flagstar Companies, Inc.; Foodmaker, Inc.; Krystal Company; and Sonic Corp. The graphs assume the investment of $100 on December 31, 1992 in the Common Stock and each of the indices. Total return calculations assume the reinvestment of all dividends. The Company has never paid a cash dividend.



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        AMONG RALLY'S HAMBURGERS, INC.,
                     NASDAQ COMPOSITE INDEX AND PEER GROUP



                12/31/92   12/30/93   12/31/94   12/29/95   12/30/96   12/28/97

RALLY'S              100         50         17          6         26         17

NASDAQ COMP          100        115        111        155        191        232

PEER GROUP           100         77         45         61        106        124



Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance. Additionally, the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise by deemed filed under such Acts.

                                 PROPOSAL NO. 2

           APPROVAL OF THE CONVERSION OF THE SERIES A PREFERRED STOCK

BACKGROUND

         In December 1997, the Company completed an exchange (the "Exchange") of its equity securities, which resulted in the issuance of 3,909,336 shares of the Company's Common Stock and 45,667 shares of the Company's Series A Preferred Stock in exchange for 19,100,960 shares of Checkers Common Stock. The exchange ratio was based upon the average closing prices of the Common Stock and Checkers Common Stock for the five trading days immediately preceding the announcement of the proposed exchange on September 22, 1997. The participants in the Exchange also received certain piggyback and demand registration rights with respect to the Common Stock received in the Exchange. The terms of the Exchange, including the terms of the Series A Preferred Stock, were reviewed and approved by an Independent Committee of the Board of Directors, consisting of Willie D. Davis and Ronald B. Maggard.

         The participants in the Exchange included CKE, Fidelity, William P. Foley, II, Terry N. Christensen, David Gotterer, Andrew Puzder, Burt Sugarman and C. Thomas Thompson. See "Compensation Committee Interlocks and Insider Participation" for a table setting the shares exchanged by such persons. As a result of the Exchange, CKE, Fidelity and GIANT now beneficially own approximately 30.9%, 12.2% and 12.9%, respectively, of the outstanding shares of Common Stock.

DESCRIPTION OF SERIES A PREFERRED STOCK

         The rights, preferences, privileges and restrictions of the Series A Preferred Stock are set forth in the Certificate of Designation of Series A Preferred of the Company, filed with the Secretary of State of the State of Delaware on December 17, 1997 (the "Certificate of Designation"), a copy of which is attached hereto as Appendix I. The principal terms of the Series A Preferred Stock are summarized below. Such summary is qualified in its entirety by reference to the Certificate of Designation which is incorporated herein by this reference.

         Liquidation Preference. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive an amount equal to $ 300 per share, plus accrued unpaid dividends, based upon the number of days elapsed and a 360-day year (the "Liquidation Preference"), prior to any distribution to holders of Common Stock. After payment in full of the Liquidation Preference to holders of the Series A Preferred and after holders of the Common Stock shall have received an amount per share equal to the Liquidation Preference, then the remaining assets of the Corporation shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of the Common Stock.

         Dividends. If the Company's stockholders do not approve the conversion of the Series A Preferred Stock into Common Stock, as set forth in this Proposal No. 2, the holders of the Series A Preferred Stock will have the right to receive, in preference to any dividends in cash or property (other than capital stock) to holders of Common Stock, cumulative dividends, accruing from December 17, 1997, of $ 43.50 per share per annum, subject to adjustment in certain circumstances. Such dividends shall be payable (i) in cash, (ii) in shares of Common Stock having an aggregate fair market value equal to the amount of the dividend or (iii) in cash and shares of Common Stock. Such dividends will be payable in arrears in cash commencing on August 31, 1998 and quarterly thereafter on the last day of November, February, May and August to holders of record of the Series A Preferred Stock on such dates as the Board of Directors may from time to time determine, when and as declared by the Board of Directors.

         Voting Rights. Holders of the Series A Preferred Stock have no voting rights except as follows: (i) upon failure of the Company to declare and pay any two dividends, whether or not consecutive, or upon failure of the Company to redeem the outstanding Series A Preferred Stock on or prior to December 17, 2000, holders of the Series A Preferred Stock will have the right, voting as a class, to elect two additional Directors to the Board of Directors; and (ii) approval of holders of 2/3 of the outstanding shares of Series A Preferred Stock will be required for an amendment to the Company's Amended Certificate of Incorporation which would materially alter or change the power, preferences or special rights of the Series A Preferred Stock so as to affect them adversely.

         Conversion. If the holders of the Common Stock approve Proposal No. 2, each outstanding share of the Series A Preferred Stock will automatically be converted into the number of shares of Common Stock obtained by dividing the Liquidation Preference by $ 3.00, subject to adjustment. At June 11, 1998, the Liquidation Preference will be $300, which will result in 4,566,700 shares of Common Stock being issued upon conversion of the Series A Preferred Stock. The participants in the Exchange have agreed to vote in favor of the conversion of the Series A Preferred Stock.

         Mandatory Redemption. If the holders of Common Stock do not approve Proposal No. 2, the Company will be required to redeem all outstanding shares of Series A Preferred Stock on or prior to December 17, 2000 at a redemption price equal to the Liquidation Preference. If the Company defaults on the obligation to redeem the Series A Preferred Stock, then the dividend rate shall be increased to $ 54.00 per annum and the holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect two additional Directors, unless such holders are already entitled to elect two Directors.

PROPOSAL

         The Board of Directors has concluded that the conversion of the Series A Preferred Stock into Common Stock is in the best interests of the Company and its stockholders in order to avoid the obligation to pay cash dividends on the Series A Preferred Stock aggregating $ 2,245,234 per year and to redeem the Series A Preferred Stock by December 17, 2000. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE CONVERSION OF THE SERIES A PREFERRED STOCK INTO COMMON STOCK PURSUANT TO SECTION 9 OF THE CERTIFICATE OF DESIGNATION.

                                 PROPOSAL NO. 3

                        RATIFICATION AND APPROVAL OF THE
                GRANT OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS


         On February 12, 1998, pursuant to the recommendation of the Stock Option Committee, the Board of Directors approved the grant of options (collectively, the "Options" and individually, an "Option") to purchase 200,000 shares of Common Stock to each of the Company's Non-Employee Directors, as set forth in the following table.


                                OPTION GRANTS TO
                             NON-EMPLOYEE DIRECTORS



NAME                                DOLLAR VALUE ($)(1)           NUMBER OF
----                                -------------------           ---------
                                                                  OPTIONS
                                                                  -------
William P. Foley, II                $  0                           200,000
Terry N. Christensen                   0                           200,000
Willie D. Davis                        0                           200,000
David Gotterer                         0                           200,000
Ronald B. Maggard                      0                           200,000
Andrew F. Puzder                       0                           200,000
Burt Sugarman                          0                           200,000
C. Thomas Thompson                     0                           200,000


-----------


(1) Based on the difference between the exercise price and the closing price of the Common Stock of $2.31 as reported on the NASDAQ National Market on May 8, 1998.



         The Stock Option Committee and the Board of Directors believe that the grant of the Options to Non-Employee Directors helps the Company compete for, motivate and retain high caliber directors, and that it is in the best interests of the Company and its stockholders to grant these Options. Any increase in the value of the Options is dependent on appreciation in the market value of the Common Stock, and indirectly upon improved performance by the Company. Any such appreciation or improvement will benefit all stockholders of the Company.

         The Options, which are not transferable have a ten-year term and may be exercised at any time during such term, whether or not the holder remains a Director. The exercise price is $2.375 per share, the closing price of the Common Stock on the NASDAQ National Market on the date of grant.

         An optionee will not recognize any taxable income at the grant of the Option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such Options equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with an Option exercised by an optionee who at the time of exercise is an Employee of the Company will be subject to tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term, mid-term or short-term capital gain or loss, depending upon the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an Option.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE GRANT OF OPTIONS TO THE COMPANY'S NON-EMPLOYEE DIRECTORS.

                                 PROPOSAL NO. 4

        RATIFICATION AND APPROVAL OF AMENDMENT TO 1990 STOCK OPTION PLAN


Description of the Amendment



         The Company's 1990 Stock Option Plan, as amended (the "1990 Plan"), was originally adopted by the Board of Directors in August 1990 and approved by the stockholders at their 1991 annual meeting. The Board believes that the issuance of options under the 1990 Plan has been of substantial value in facilitating the efforts of the Company to attract and retain key employees. By providing key employees with an opportunity to acquire an ownership interest in the Company, the 1990 Plan has also accomplished the purpose of more closely aligning the interests of management and stockholders. The proposed amendments to the 1990 Plan would increase the number of shares of Common Stock subject to the 1990 Plan by 2,500,000 and change the definition of "Employees" eligible to participate in the 1990 Plan so that employees of Checkers who provide services to the Company pursuant to the Management Services Agreement with Checkers will be eligible to receive options under the 1990 Plan.

         At the Meeting, stockholders will be asked to approve the following resolutions:

         RESOLVED, that Section 2(g) of the 1990 Plan is hereby amended to read as follows:

         "(g) Employees. For purposes of a Non-Qualified Option granted hereunder, any employee, director, general partner, officer, consultant or advisor (provided that any such consultant or advisor provides bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction). For purposes of an Incentive Option granted hereunder, an employee as defined in accordance with Treasury Regulation ss.1.421-7(h)(1)."

         RESOLVED FURTHER, that the second sentence of Section 4 of the 1990 Plan is hereby amended to read as follows:

         "Subject to the adjustments provided for in Section 8, the aggregate number of shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 5,750,000 shares."

Description of the 1990 Plan

         The 1990 Plan as amended, will reserve 5,750,000 shares of Common
Stock for issuance pursuant to the exercise of options granted thereunder. The 1990 Plan is administered by a committee (the "Committee") comprised of at least two Non-Employee Directors who are ineligible to receive options under the 1990 Plan, and is currently comprised of Messrs. Christensen (Chair) and Puzder. As proposed to be amended, approximately 270 Employees would be eligible to receive options under the 1990 Plan. Approximately 200 Employees hold options granted under the 1990 Plan.


         The Committee has sole discretion to determine the Employees to receive options under the 1990 Plan and the timing and amount of options granted under the 1990 Plan. The Committee may grant options pursuant to the 1990 Option Plan which are intended to meet the requirements of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"), or options not intended to be ISOs ("Non-Qualified Options"). The Committee has the discretion to determine the exercise price of any option, although in the case of an ISO, the price may not be less than 100% of the fair market value of the Common Stock at the time of grant, as determined by the closing price of the Common Stock on The NASDAQ National Market on such date. The method or time when the option may be exercised in whole or in part is determined by the Committee, except that in no event may an option be exercisable within six months of the date of grant in the case of an optionee who would otherwise be subject to Section 16(b) of the Exchange Act ("Section 16(b)"). Shares subject to, but not delivered under, an option terminating or expiring for any reason prior to its exercise in full are available for the grant of future options under the 1990 Plan.


         The 1990 Plan does not state a maximum or minimum number of options that may be granted to an individual under the 1990 Plan except that, as to ISOs, the IRC limits the maximum aggregate value of the Common Stock for which ISOs may become exercisable in any one year to $ 100,000. The term of an ISO is determined by the Committee, but may not exceed ten years from the date of grant. An ISO must be exercised by an employee either during employment or within three months of termination of employment. No ISO may be granted to an Employee who immediately after the granting of such ISO would own more than 10% of the issued and outstanding Common Stock ("10% Stockholder"), unless the exercise price of the ISO is at least 110% of the fair market value of the Common Stock at the time of such grant and the ISO is not exercisable after five years from the date of such grant.


         In the event any change is made in the Company's capitalization that results from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares or any similar change affecting the Common Stock, appropriate adjustment, as determined by the Committee, will be made in the exercise price and in the number and class of shares subject to the option.

         In the event of a sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, holders of outstanding options will have the right to receive, upon exercise of the option and payment of the exercise price, the same consideration which the stockholders of the Company received pursuant to such transaction.

         The Board of Directors may amend or terminate the 1990 Plan from time to time in such respects as the Board may deem advisable; provided that the Board may not (i) increase the number of shares subject to the 1990 Plan without stockholder approval, (ii) permit the grant of an option with an exercise price that is less than the fair market value of the Common Stock, (iii) permit the grant of an option with a term beyond that provided in the 1990 Plan or (iv) make a material change in the class of eligible employees.


         An optionee who is granted an ISO generally will not recognize taxable income either upon the grant or the exercise of an ISO, although the exercise may be subject to the alternative minimum tax as the difference between the fair market value of the Common Stock at the time of exercise and the exercise price is a tax preference item. No deduction will ordinarily be available to the Company as a result of the grant or exercise of an ISO. Upon the sale or exchange of the shares underlying an ISO more than two years after the date of grant and one year after the date of exercise, the optionee will recognize capital gain (or loss) in the amount by which the sales price exceeds (or is less than) the adjusted basis of the shares. Such gain (or loss) will be mid-term gain (or loss) if the shares are held for more than one year from the date of exercise, and will be long-term gain (or loss) if the shares are held for more than 18 months from the date of exercise. If the shares are sold prior to the end of the holding periods discussed above, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares of the date of exercise or (ii) the sale price of the shares.


         An optionee granted Non-Qualified Options is not subject to many of the restrictions involving ISOs. An optionee will not recognize any taxable income at the grant of the Non-Qualified Option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such options equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with a Non-Qualified Option exercised by an optionee who is an Employee of the Company will be subject to tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term, mid-term or short-term capital gain or loss, depending upon the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a Non-Qualified Option.

         The foregoing is only a summary of certain effects of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1990 Plan, does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any local, state or foreign jurisdiction in which any optionee may reside.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE COMPANY'S 1990 STOCK OPTION PLAN.


AMENDED PLAN BENEFITS

         The following table sets forth certain information with respect to stock options granted pursuant to the 1990 Plan during the fiscal year 1997 to:
(i) the Named Executive Officers; (ii) all current executive officers as a group; (iii) all current non-executive officer Directors as a group; and (iv) all non-executive officer employees as a group. The options shown below are not necessarily indicative of the number of options that may be granted in the future.

NAME & POSITION                         DOLLAR VALUE(1)               NUMBER OF OPTIONS
---------------                         ---------------               -----------------
James J. Gillespie                        $   -0-                           300,000
President and Chief Executive
Officer

Gary J. Beisler                               -0-                            20,000
Senior Vice President
Operations

Donald E. Doyle                                --                               -0-
President and Chief Executive
Officer

Evan G. Hughes                                -0-                            20,000
Senior Vice President
Chief Administrative Officer
and Secretary

All Current Executive Officers as             -0-                           300,000
a group (4 persons)

All Current Non-Executive Officer              --                               -0-
Directors as a group (8 persons)

All Non-Executive Officer                 $79,638                           360,000
Employees as a group (52 persons)

---------------

(1) Based upon the difference between the exercise price and the closing price of the Common Stock of $2.31 as reported on the NASDAQ National Market on May 11, 1998.


                                 PROPOSAL NO. 5

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         The Company has selected the firm of KPMG Peat Marwick LLP, independent certified public accountants, to serve as the independent auditors for the Company for the fiscal year ending December 28, 1998, subject to ratification of such appointment by the stockholders at the Meeting. Arthur Andersen LLP acted as independent auditors for the Company for fiscal 1997. A representative of KPMG Peat Marwick LLP will be present at the meeting and will be given the opportunity to make a statement and to respond to appropriate questions from stockholders. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.



         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998.


         KPMG Peat Marwick LLP, the independent accountants for Checkers in which the Company has a significant investment, was selected by the Company, and the Company notified Arthur Andersen LLP that it intended to engage KPMG Peat Marwick LLP, as the Company's independent auditors for fiscal 1998 on May 8, 1998. The decision to change accountants was approved by the Audit Committee of the Board of Directors.



         During the two most recent fiscal years and the subsequent interim period prior to May 8, 1998, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure or any reportable events. Arthur Andersen LLP's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Company has provided Arthur Andersen LLP with a copy of the Company's Form 8-K, which it proposes to file in connection with the foregoing.


                                 OTHER BUSINESS

         Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                     PRESENTATION AT THE 1999 ANNUAL MEETING

         The Board of Directors requests that any stockholder proposals intended for presentation at the 1999 Annual Meeting of Stockholders be submitted to James T. Holder, Secretary, in writing no later than January 13, 1999, for consideration for inclusion in the Company's proxy materials for such meeting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement incorporates by reference the financial statements contained in the Company's Annual Report to stockholders for the fiscal year ended December 28, 1997 (which contains a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997), a copy of which is being delivered with this Proxy Statement.


                           ANNUAL REPORT ON FORM 10-K


         THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997, AS AMENDED, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 22, 1998. WRITTEN REQUESTS, ACCOMPANIED BY A GOOD FAITH REPRESENTATION THAT, AS OF MAY 11, 1998, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK, SHOULD BE DIRECTED TO RALLY'S HAMBURGERS, INC., 600 CLEVELAND STREET, 8TH FLOOR, CLEARWATER, FLORIDA 34615, ATTENTION:
CORPORATE SECRETARY.










                                    By Order of the Board of Directors,





                                    JAMES T. HOLDER
                                    Secretary
Dated: May 15, 1998

                                                          APPENDIX

                                     PROXY

                            RALLY'S HAMBURGERS, INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS -- JUNE 11, 1998



         The undersigned hereby appoints James J. Gillespie, Joseph N. Stein and James T. Holder, and each of them, proxies with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock of Rally's Hamburgers, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 1998 Annual Meeting of Stockholders to be held on June 11, 1998 (the "Meeting"), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

         The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement, Annual Report and Form 10-Q.

         (Continued and to be SIGNED on the other side)


--------------------------------------------------------------------------------


                           -- FOLD AND DETACH HERE --


                                ADMISSION TICKET



                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                            RALLY'S HAMBURGERS, INC.


                 THURSDAY, JUNE 11, 1998, 9:00 AM (LOCAL TIME)

                        FESS PARKER'S DOUBLETREE RESORT
                          633 EAST CABRILLO BOULEVARD
                           SANTA BARBARA, CALIFORNIA

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

Please mark your vote as indicated in this example: [X]


1.       Election of Directors Below.

         Nominees:

         Terry Christensen, Willie D. Davis, William P. Foley, II, James J. Gillespie, David Gotterer, Ronald B. Maggard, Andrew Puzder, Burt Sugarman and C. Thomas Thompson.

For, except vote withheld from the following nominee(s):


--------------------------------------------------------------------------------

                                                      FOR   WITHHELD  ABSTAIN
2.       Approval of the conversion of                [ ]      [ ]      [ ]
         the Company's Series A
         Preferred Stock.


3.       Ratify and approve of an amendment to        [ ]      [ ]      [ ]
         the Company's 1990 Stock Option Plan.


4.       Ratify and approve the grant of options
         to the Company's Non-Employee
         Directors.


5.       Ratification of the appointment              [ ]      [ ]      [ ]
         of _______________ as independent
         auditors.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE, FOR APPROVAL OF THE PROPOSALS SET FORTH ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SIGNATURE                                SIGNATURE
         ------------------------                 ------------------------
Date:                                        Date:
     ------------------                           ------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.